Exhibit 99.1

INC Research Appoints William E. Klitgaard and Linda S. Harty to Board of Directors

Klitgaard and Harty bring extensive IT and finance experience to guide the Company’s growth

RALEIGH, N.C., March 3, 2017 – INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to IV contract research organization, today announced the appointment of William E. Klitgaard and Linda S. Harty to the Company’s Board of Directors effective immediately. Mr. Klitgaard previously was President of Enlighten Health, a division of LabCorp, a world healthcare diagnostics company, and Ms. Harty is Vice President, Treasurer of Medtronic, a medical technology, services and solutions company. Mr. Klitgaard joins the INC Research Board as Chair of the Audit Committee and an independent Class II director serving a term ending at the Company’s 2019 Annual Meeting, and Ms. Harty joins the INC Research Board as a member of the Audit Committee and an independent Class I director serving a term ending at the Company’s 2018 Annual Meeting.

“We are pleased to welcome Bill and Linda to the INC Research Board of Directors,” said David Norton, Chairman, INC Research Board of Directors. “Bill has a wealth of experience in the CRO industry with expertise in both finance and information technology. His business acumen, combined with nearly two decades of global knowledge in this industry, will serve as a valuable asset to INC as we continue our worldwide growth.” He continued, “Linda has a well-deserved reputation as a transformative financial executive with expertise in all facets of financial planning, treasury, tax, management and cost accounting. For the past 30 years, she has provided economic insight to global corporations, leading them through numerous investments, mergers, and acquisitions. We are delighted to have such experienced industry professionals as part of our Board.”

Mr. Klitgaard served as President of Enlighten Health, a division of LabCorp that focuses on innovation and creation of new information-based services utilizing core assets of LabCorp and Covance. Previously he spent 19 years at Covance, one of the world’s largest contract research organizations, where he served for three years as Corporate Senior Vice President and Chief Information Officer and nearly twelve years as Corporate Senior Vice President and Chief Financial Officer. Prior to his time at Covance, Mr. Klitgaard held finance leadership positions at Kenetech Corporation and Consolidated Freightways, Inc., and is currently a professional consultant in the IT industry.

Mr. Klitgaard completed his undergraduate studies in economics at the University of California at Berkeley, followed by his master’s degree at the Sloan Management School, Massachusetts Institute of Technology. He is on the Board of Directors at Liaison Technologies, a private company that provides cloud data brokerage services, and also serves on the Enterprise Business Unit Advisory Board for Synchronoss, a global leader in managed mobility solutions for Service Providers and Enterprise.

Ms. Harty serves as Vice President, Treasurer of Medtronic, a global company specializing in medical technology, services and solutions. Previously, she spent 5 years at Cardinal Health, a global, integrated healthcare services and products company, where she served as Executive Vice President, Treasurer for three years and Executive Vice President, CFO of Healthcare Supply Chain Services Group for two years. Prior to her time at Cardinal, she held financial leadership positions at RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark.

Ms. Harty earned her undergraduate degrees in finance and economics from the University of Wisconsin – Oshkosh, and furthered her studies in accounting at Georgia State University. She is on the Board of Directors at Parker Hannifin, a Fortune 250 global leader in motion and control technologies, where she serves as Chair of the Audit Committee. Ms. Harty is also on the Board of Directors of Wabtec Corporation, a leading supplier of value-added technology-based products and services for freight rail, passenger transit and select industrial markets, and is the Chair of the Audit Committee.

About INC Research

INC Research (Nasdaq: INCR) is a leading global contract research organization (“CRO”) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

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CONTACT:

Investor Relations Contact:

Ronnie Speight

Vice President, Investor Relations

Phone: +1 (919) 745-2745

Email: Investor.Relations@incresearch.com

Press/Media Contact:

Lori Dorer

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Senior Director, Corporate Communications

Phone: +1 (919) 745-2890

Email: Corporate.Communications@incresearch.com

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